As filed with the Securities and Exchange Commission on June 30, 2011.

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
________________________________________
ICU Medical, Inc.
(Exact Name of Registrant as Specified in Its Charter)
________________________________________

Delaware	33-0022692
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

951 Calle Amanecer San Clemente, California	92673
(Address of Principal Executive Offices)	(Zip Code)

________________________________________
ICU Medical, Inc. 2011 Stock Incentive Plan
(Full Title of the Plan)
________________________________________
Scott E. Lamb
Chief Financial Officer
ICU Medical, Inc.
951 Calle Amanecer
San Clemente, California 92673
(Name and Address of Agent For Service)
________________________________________
(949) 366-2183
(Telephone Number, Including Area Code, of Agent For Service)
________________________________________
Copy to:
Robert M. Mattson, Jr.
Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105
(415) 268-7000
________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [x]	Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

________________________________________
Calculation of Registration Fee

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.10 per share under the ICU Medical, Inc. 2011 Stock Incentive Plan	899,700(2)	$42.23(3)	$37,994,331(3)	$4,411.14

(1)
The shares of Common Stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the registrant’s Common Stock as may be offered or issued as a result of any stock split, stock dividend or similar transaction.

(2)
Includes 249,700 shares of Common Stock previously reserved but unissued under the ICU Medical, Inc. 2003 Stock Option Plan that are now available for issuance under the ICU Medical, Inc. 2011 Stock Incentive Plan.

(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the registrant’s Common Stock on June 23, 2011, as reported on The NASDAQ Global Select Market.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.

                The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”), are incorporated herein by reference and made a part hereof:

(a)
Annual Report on Form 10-K of the registrant filed with the SEC on February 18, 2011 (including the portions of the registrant’s Definitive Proxy Statement on Form DEF 14A for the registrant’s 2011 Annual Meeting of Stockholders incorporated by reference therein);

(b)
All other reports filed by the registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above;

(c)
The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form S-1 filed with the SEC on February 14, 1992, which description was incorporated by reference into the registrant’s Registration Statement on Form 8-A dated March 19, 1992 filed with the SEC on March 21, 1992, including any amendment or report filed for the purpose of updating such description; and

(d)
The description of the registrant’s rights to purchase Series A Junior Participating Preferred Stock contained in its Registration Statement on Form 8-A filed with the SEC on February 18, 2010, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware (the “DGCL”) permits Delaware corporations to eliminate or limit the monetary liability of directors and officers for breach of their fiduciary duty of care, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock or (iv) for any transaction from which a director derived an improper personal benefit.

Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

The registrant’s certificate of incorporation, as amended, provides that the registrant’s directors shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the laws of the State of Delaware.  In addition, as permitted by Section 145 of the DGCL, the registrant’s Amended and Restated Bylaws provide its directors, officers, employees and agents with rights to indemnification and advancement of expenses, provided that if the DGCL so requires, the payment of such expenses incurred by a director or officer in his capacity as such in advance of the final disposition of the proceeding shall be made only upon delivery to the registrant of an undertaking by or on behalf of such director or officer to repay all amounts advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified.

The registrant has also entered into indemnification agreements with its executive officers and directors that provide for the indemnification of directors and executive officers to the fullest extent permitted by the DGCL against expenses reasonably incurred by such persons in any threatened, pending or completed action, suit, investigation or proceeding in connection with their service as (i) a director or officer or (ii) as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, at the registrant’s request.  In addition, the indemnification agreements provide the registrant with the obligation to advance expenses under certain circumstances and provide for procedural protections, including a determination by a reviewing party whether the indemnitee is permitted to be indemnified under applicable law.  In addition, the registrant acknowledges that it will be the indemnitor of first resort should the indemnitee have rights to indemnification provided by other persons.

The registrant has a policy of directors’ liability insurance that insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit Number	Description
4.1	Registrant’s Certificate of Incorporation, as amended.(1)
4.2	Registrant’s Bylaws, as amended and restated.(2)
4.3	Amended and Restated Rights Agreement dated October 18, 2007 between Registrant and American Stock Transfer & Trust Company as Rights Agent.(3)
4.4	ICU Medical, Inc. 2011 Stock Incentive Plan.(4)
5.1	Legal Opinion of Morrison & Foerster LLP.
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
____________________________

(1)	Filed as an Exhibit to Registrant’s Registration Statement on Form S-1 (Registration No. 33-45734) filed on February 14, 1992, and incorporated herein by reference.
(2)	Filed as an Exhibit to Registrant’s Current Report on Form 8-K dated October 19, 2010, and incorporated herein by reference.
(3)	Filed as an Exhibit to Registrant’s Registration Statement on Form 8-A dated February 18, 2010, and incorporated herein by reference.
(4)	Filed as an Exhibit to the registrant’s Current Report on Form 8-K dated May 16, 2011, and incorporated herein by reference.

Item 9.  Undertakings.

A.           The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California, on the 30th day of June, 2011.

ICU MEDICAL, INC.

By:  /s/ Scott E. Lamb
Scott E. Lamb
Chief Financial Officer

POWER OF ATTORNEY

Each director and officer of the registrant whose signature appears below hereby appoints George A. Lopez, M.D. and Scott E. Lamb, and each of them individually, as his or her true and lawful attorney-in-fact and agent to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, exhibits thereto, and other documents in connection therewith, to this Registration Statement, and the registrant hereby also appoints each such person as its attorney-in-fact and agent with like authority to sign and file any such amendments in its name and behalf.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George A. Lopez George A. Lopez	Chief Executive Officer, Director and Chairman of the Board (Principal Executive Officer)	June 30, 2011

/s/ Scott E. Lamb Scott E. Lamb	Chief Financial Officer (Principal Financial Officer)	June 30, 2011

/s/ Kevin J. McGrody Kevin J. McGrody	Controller (Principal Accounting Officer)	June 30, 2011

/s/ Jack W. Brown Jack W. Brown	Director	June 30, 2011

/s/ John J. Connors, Esq. John J. Connors, Esq.	Director	June 30, 2011

/s/ Michael T. Kovalchik, III, M.D. Michael T. Kovalchik, III, M.D.	Director	June 30, 2011

/s/ Joseph R. Saucedo Joseph R. Saucedo	Director	June 30, 2011

/s/ Richard H. Sherman, M.D. Richard H. Sherman, M.D.	Director	June 30, 2011

/s/ Robert S. Swinney, M.D. Robert S. Swinney, M.D.	Director	June 30, 2011

EXHIBIT INDEX

Exhibit Number	Description
5.1	Legal Opinion of Morrison & Foerster LLP.
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).